Exhibit 99.1

FOR IMMEDIATE RELEASE

GENESIS HEALTHCARE ANNOUNCES AMENDED MERGER AGREEMENT
WITH FORMATION CAPITAL AND JER PARTNERS

Shareholders to Receive Increased Price of $69.35 per Share in Cash,
Increasing at 9% per annum Beginning July 31,
and at 10% per annum Beginning September 1

Board of Directors Recommends Shareholders Vote In Favor of
Formation/JER Transaction

KENNETT SQUARE, PA – May 19, 2007 – Genesis HealthCare Corporation (“GHC” or “Genesis”) (NASDAQ: GHCI) today announced that it has amended its merger agreement with a venture between affiliates of Formation Capital, LLC (“Formation”) and JER Partners (“JER”) to increase the consideration payable to Genesis shareholders to $69.35 per share in cash. Under the amended agreement, if the transaction is not completed prior to July 31, 2007, the purchase price will increase by approximately 9% per annum, or $0.01710 per day, from July 31, 2007 through August 31, 2007, and by approximately 10% per annum, or $0.01900 per day, from September 1, 2007 until the transaction closes.

The Board of Directors of Genesis, acting on the unanimous recommendation of a Special Committee consisting solely of independent, non-management directors, has approved the amended merger agreement and recommends that shareholders vote in favor of the Formation/JER transaction.

In making their recommendation to approve the amended merger agreement, the Special Committee and the Board of Directors determined that the revised offer from Formation/JER is superior to the previously announced proposal from Fillmore Capital Partners, LLC (“Fillmore”). Under that proposal, Fillmore offered to acquire all outstanding common shares of Genesis for $69.25, increasing by 8% per annum, or $0.01518 per day, from September 1, 2007 until the transaction closes.

The increased price of the Formation/JER transaction values Genesis at approximately $1.9 billion, including the assumption of approximately $475 million in debt, and represents a premium of approximately 44.3 % over the average closing price for GHC common stock over the 30 days prior to announcement of the original transaction on January 16, 2007. Under the amended transaction announced today, the termination fee to be paid by Genesis to Formation and JER in the event that Genesis enters into a superior transaction with a third party would be $40 million.

The adjourned annual meeting of shareholders, at which the vote on the Formation/JER transaction will take place, is scheduled for May 30, 2007 at 10:00 a.m. The meeting will be held at Genesis headquarters in Kennett Square, Pennsylvania. Only shareholders of record as of March 5, 2007 are entitled to vote at the annual meeting.

About Genesis HealthCare Corporation
Genesis HealthCare Corporation (NASDAQ: GHCI) is one of the nation's largest long-term care providers with over 200 skilled nursing centers and assisted living residences in 13 eastern states. Genesis also supplies contract rehabilitation therapy to over 600 healthcare providers in 20 states and the District of Columbia.

About Formation and JER
Formation Capital is a private equity firm in the senior housing and long-term care industry. Over the past five years Formation Capital has completed over $1.5 billion of acquisitions in the sector and provides asset management services to over 250 facilities nationwide. For more information on Formation Capital, please visit www.formationcapital.com.

JER Partners is the private equity investment arm of J.E. Robert Companies, a real estate investment management company with more than 25 years of experience in sourcing, underwriting and managing a broad spectrum of real estate equity investments and debt products in North America and Europe. JER has completed over $1.1 billion of acquisitions in the senior housing sector. JER’s primary investments are in office, hospitality, retail, multi-family, healthcare-related real estate and industrial properties. Other areas of investment include commercial mortgage-backed securities (“CMBS”) and mezzanine financing. For more information on JER, please visit www.jer.com.

Forward-Looking Statements
A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments, in particular, information regarding the expected timetable for completing the transaction, successful integration of the business, benefits of the transaction and any other statements contained in this news release that are not purely historical fact are forward-looking statements. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the approval of the proposed merger by regulatory agencies, approval of the merger by the shareholders of GHC, satisfaction of various other conditions to the closing of the merger contemplated by the merger agreement and the risks that have been described from time to time in GHC’s reports filed with the Securities and Exchange Commission (“SEC”), including its definitive proxy statement in connection with the 2007 annual meeting of shareholders and its annual report on Form 10-K for the fiscal year ended September 30, 2006. This document speaks only as of its date, and each of GHC, JER and Formation disclaims any duty to update the information herein.

Additional Information and Where to Find It:

On March 7, 2007, GHC filed with the SEC, and thereafter furnished to shareholders, a definitive proxy statement in connection with its 2007 annual meeting of shareholders. Since March 7, GHC has filed additional proxy soliciting materials, including a proxy supplement that was filed with the SEC on April 23, 2007 and a proxy supplement that was filed with the SEC on May 4, 2007, and GHC expects to furnish shareholders with additional proxy material, including a proxy supplement, relating to the amendment to the merger agreement announced today. Investors and security holders are urged to read the proxy statement, its supplements and other documents filed or to be filed by GHC because they contain (or will contain when available) important information about the proposed merger. Investors and security holders may obtain a free copy of the proxy statement, its supplements and other documents filed by GHC (when available) at the SEC website at http://www.sec.gov. The proxy statement, its supplements and other documents also may be obtained for free from GHC by directing such request to Genesis HealthCare Corporation, Investor Relations, 101 East State Street, Kennett Square, PA 19348; telephone: 610-925-2000.

Participants in the Solicitation
GHC and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of proxies from its stockholders in connection with the proposed merger and GHC’s scheduled 2007 annual meeting. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of proxies from GHC shareholders is set forth in GHC’s proxy statement filed on March 7, 2007 and in its proxy statements and Annual Reports on Form 10-K previously filed with the SEC.

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GHC Investor Contacts: Jim McKeon, CFO: (610) 444-8425 Lori Mayer, Director Investor Relations (610) 925-2000 GHC Media Contacts: Jim Barron/Renée Soto: (212) 687-8080